Blue Sphere Corporation 8-K/A

Exhibit 10.1

April 3, 2018

By Email

[DEBENTURE HOLDER]

Re: Senior Debenture/April Maturity Date Extensions and Warrants

Gentlemen:

Reference is made to that certain Subscription Agreement, dated December 23, 2015, pursuant to which each of you purchased from Blue Sphere Corporation (“We”, the “Company” or “Blue Sphere”) a Senior Debenture, as subsequently amended (except for [one]), in the aggregate principal amount of $3,000,000 (each a “Senior Debenture” and collectively, the “Senior Debentures”), and a $0.05 Warrant (“$0.05 Warrant”) and a $0.075 Warrant (“$0.075 Warrant”, and with the $0.05 Warrant, the “Warrants”) pursuant to the terms and conditions stated therein (the “December 2015 Offering”). Capitalized terms used in this letter agreement shall have the meaning ascribed to such terms in the Senior Debenture or the Warrants, as the case may be.

Reference is further made to that certain Senior Debenture/Maturity Date Extension and Warrants Letter Agreement, dated on or about December 21, 2017, by and among the Company and Holders of the Senior Debentures (collectively, the “Group”) regarding the extension of the Maturity Date of Senior Debentures, Repricing of certain Warrants and the issuance of New Warrants, as more fully detailed therein (the “December Letter Agreement”).

Thank you for agreeing to extend further the Maturity Date of your Senior Debenture as more fully detailed herein. . We appreciate your cooperation in this regard and, in turn, agree to the following:

I.            Maturity Date Extension to May 7, 2018

(i)           December Letter Agreement Payment, Interest and 1% Extension Fee Payment to be Paid on May 7, 2018: As consideration for extending the Maturity Date to May 7, 2018, the Company shall pay to the Group an aggregate of $241,315 representing the following: (a) $120,000 due and owing under the December Letter Agreement; (b) $91,315 in Interest due and owing under the Senior Debenture for the period commencing on December 23, 2017 through April 2, 2018; and (c) $30,000 as an Extension Fee (collectively, the “May Payment”).

The May Payment shall be paid to the Group on or before May 7, 2018 (the “May Deadline”). The May Payment made pursuant to this Letter Agreement shall be on a pro rata basis to each of you, based on your investment relative to the other members of the Group, as more fully detailed on Schedule A attached hereto.

(i)           New Warrant: Blue Sphere shall issue new warrants to purchase up to an aggregate of 227,272 shares of the Company’s common stock, at an exercise price equal to the December 21st Closing Price (the “New Warrants”). The New Warrants shall be issued on a pro rata basis to each of you, based on your investment relative to the other members of the Group, as more fully detailed on Schedule A attached hereto.

II.          Maturity Date Extension to June 30, 2018

(i)          Maturity Date Extension : As consideration for extending the Maturity Date to June 30, 2018 (the “June Maturity Date”), the Company shall be obligated to pay to the Group an additional one percent (1%) extension fee of $30,000, payable on or before the June Maturity Date.. Such extension fee shall be on a pro rata basis to each of you, based on your investment relative to the other members of the Group, as more fully detailed on Schedule A attached hereto. In addition, interest on the Senior Debentures shall continue to accrue at the rate of eleven percent (11%) through the June Maturity Date and shall be payable on or before the June Maturity Date.

(ii)         Failure to Make Payments by the June Maturity Date: In the event that the Company does not pay all amounts due and owing under the Senior Debentures on or before the June Maturity Date, then the Maturity Date of the Senior Debentures shall be automatically extended to December 31, 2018 and, in consideration for this extension: (a) the Senior Debentures shall, commencing on July 1, 2018, accrue interest at the rate of $2,000 per day (the “Extension Date Interest”); and (b) the Company shall be obligated to pay a “Failure to Pay” fee equal to five percent (5%) of the total Principal Amount invested by the Group, or an aggregate of $150,000 (“Failure to Pay Fee”). The Failure to Pay Fee shall be due and payable at any time between July 1, 2018 and December 31, 2018. Further, the Extension Date Interest shall be paid on a pro rata basis to each of you, based on your investment relative to the other members of the Group, as more fully detailed on Schedule A attached hereto.

IV.        Other

(i)          Further Amendment to Senior Debenture. All of the Senior Debentures shall again be amended to reflect, among other things, (a) the Maturity Date extensions detailed herein; (b) the inclusion of the Extension Date Interest;; and (c) the inclusion of a Failure to Pay Fee, all of which as detailed in the Third Amendment to Senior Debenture.

(ii)         Repayment from Certain Proceeds: The Company shall repay all amounts due and owing under the Senior Debentures from proceeds received from the following transactions: (a) financing in conjunction with an uplist transaction; (b) a private placement conducted by one or more placement agents; or (c) a financing transaction with BlackRock, Inc.

In connection with consummating the foregoing, please find attached to this letter agreement the Third Amendment to Senior Debenture (except for [one] who shall receive a Second Amendment to the Senior Debenture), and a New Warrant, attached hereto as Exhibit A and Exhibit B, respectively. Each of these documents has been signed by the Company. Therefore, please countersign each where indicated and return a copy to us, along with your countersignature to this Letter Agreement. We shall provide to you a set of all closing documents, including original copies of the securities, as soon as possible, following receipt of countersigned documents from all members of the Group.

Once again, thank you for your continued support of Blue Sphere.

Very truly yours,

Blue Sphere Corporation

By:	/s/ Shlomi Palas
Name:	Shlomi Palas
Title:	Chief Executive officer

Accepted and Agreed to as of the date first written above:

HOLDER:

(entity name, if applicable)

By:

Name:

Title: